UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 29, 2007

Digital Lifestyles Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27828	13-3779546
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

727 Brea Canyon Road, Walnut, California		91789
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(909) 869-0595

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 2, 2007, Digital Lifestyles Group Inc., (the "Company") entered into an Employment Agreement (the "Employment Agreement") with L.E. Smith whereby Mr. Smith agreed to serve as the Company’s Chief Executive Officer and Chairman of its Board of Directors. The Employment Agreement has an initial term of one year and thereafter will automatically be extended for two year periods unless notice of non-renewal is given by either party no later than 30 days prior to the end of the expiration of each term. Under the Employment Agreement, Mr. Smith will receive a monthly salary of $6,000, plus $1,000 per month as an expense allowance as set forth in the Employment Agreement attached as Exhibit 10.1 to this Current Report, which is incorporated herein by reference.

In addition, under the Agreement, Mr. Smith received a grant of an option to purchase 3,000,000 shares of the Company’s common stock at a price of $0.20 per shares and the right to receive future option grants in the aggregate amount of 600,000 shares of the Company’s common stock at a purchase price of $0.50 per share. The initial option grant is subject to the terms of the Company’s 2004 Stock Incentive Plan. A copy of the Stock Option Agreement between the Company and Mr. Smith for the initial grant and the future grants will be filed upon execution between the parties. Mr. Smith also received a right to immediately appoint two directors to the Registrant’s Board of Directors.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed above, on April 2, 2007, the Company’s Board of Directors appointed L.E. Smith to the position of Chief Executive Officer and Chairman of its Board of Directors. On March 29, 2007, the Company received e-mail correspondence from Mr. Andy Teng indicating that Mr. Teng was resigning from the Company as its Chairman, Chief Executive Officer and Chief Financial Officer effective immediately.

Mr. Smith, age 59, owns Smith & Smith, Inc., a real estate development and investment firm located in Crossville, Tennessee, a company he founded in 1987. Mr. Smith attended Cumberland College in Lebanon, Tennessee.

Please see disclosure under Item 1.01 above for the material terms of Mr. Smith’s Employment Agreement. Mr. Smith had previously entered into a transaction with the Company whereby he loaned the Company money in exchange for a convertible promissory note.

On September 29, 2005, the Company executed an agreement with Mr. Smith whereby the Company received an initial amount of $250,000 from Mr. Smith in immediately available funds through the issuance of a promissory note convertible into common stock at a conversion price of $0.25. Mr. Smith also committed an additional $250,000 in funds upon achievement of certain milestones by the Company. In addition, the Company expects aggregate gross proceeds of $50,000 upon the exercise all of the common stock purchase warrants, initially issued, to purchase an aggregate of 200,000 shares of the Company's common stock. A form of the transaction documents were submitted as exhibits to a Form 8-K filed by the Company on October 4, 2005.

The convertible promissory note issued to Mr. Smith bears interest at a rate of 7% per annum and had an initial maturity date on September 29, 2005. Presently, the Company is in default under its obligations to make interest payments to Mr. Smith. The convertible note is convertible at any time from the date of issuance into shares of our common stock at a price per share equal to $0.25.

Mr. Smith was also issued corresponding warrants to purchase shares of common stock. The number of shares that the purchaser is eligible to purchase is equal to 20% of the aggregate amount of shares issued upon conversion of each convertible promissory note and the with an exercise price of $0.25 per share. The warrants expire five years from the date of issuance and are exercisable immediately. In connection with both the convertible note and the warrants, the Company entered into a registration rights agreement with the purchaser whereby the Company agreed to register for resale the shares underlying the convertible note and warrants. The Company is currently not current in its financial reporting in order to register the underlying shares.

Mr. Smith represented to the Company at that time that he was an "Accredited Investor," as that term is defined in Rule 501(a) of Regulation D under the Securities Act. The convertible note and warrants were offered and sold in reliance upon an exemption from registration under Rule 506 of Regulation D the Securities Act. The Company used the proceeds from this transaction for general working capital purposes and to assist with the extinguishment of existing liabilities.

The Company also announced the appointment of Dustin A. Huffine to its Board of Directors to fill an existing vacancy on the Board of Directors effective as of April 2, 2007. There were no arrangements or understandings between Mr. Huffine and any other persons pursuant to which he was elected as a director. There were no related party transactions as described in Item 404(a) of Regulation S-K related to Mr. Huffine to be disclosed hereunder.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement dated April 3, 2007 by and between Digital Lifestyles Group Inc. and L.E. Smith

10.2 Stock Option Agreement dated April 3, 2007 by and between Digital Lifestyles Group Inc. and L.E. Smith

17.1 Correspondence on Departure of Officer and Director dated March 29, 2007

99.1 Press Release dated April 4, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Lifestyles Group Inc.

April 4, 2007	By:	/s/ Samuel J. Furrow, Jr.

Name: Samuel J. Furrow, Jr.
Title: Director

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated April 3, 2007 by and between Digital Lifestyles Group Inc. and L.E. Smith
10.2	Stock Option Agreement dated April 3, 2007 by and between Digital Lifestyles Group Inc. and L.E. Smith
17.1	Correspondence on Departure of Officer and Director dated March 29, 2007
99.1	Press Release dated April 4, 2007